Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
William Lyon Homes:
We consent to the incorporation by reference in the registration statements (No. 333-190571) on Form S-8, (No. 333-194517 and No. 333-198793) on Form S-3 and (No. 333-187867, No. 333-193112, No. 333-200786, and No. 333-196477) on Form S-4 of William Lyon Homes of our reports dated March 12, 2015, with respect to the consolidated balance sheets of William Lyon Homes and subsidiaries as of December 31, 2014 and 2013 (Successor), and the related consolidated statements of operations, equity (deficit), and cash flows for each of the years ended December 31, 2014 and 2013 (Successor), and the periods from January 1, 2012 through February 24, 2012 (Predecessor), and February 25, 2012 through December 31, 2012 (Successor), and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in this annual report on Form 10-K of William Lyon Homes.
Our report dated March 12, 2015, on the effectiveness of internal control over financial reporting as of December 31, 2014, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of William Lyon Homes’ internal control over financial reporting as of December 31, 2014, Polygon Northwest Homes’ (Polygon) internal control over financial reporting associated with total assets of $482.2 million and total revenues of $132.3 million included in the consolidated financial statements of William Lyon Homes and subsidiaries as of and for the year ended December 31, 2014. Our audit of internal control over financial reporting of William Lyon Homes also excluded an evaluation of the internal control over financial reporting of Polygon.

/s/ KPMG LLP

Irvine, California
March 12, 2015